Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN WATER WORKS COMPANY, INC.

American Water Works Company, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is “American Water Works Company, Inc.” The Corporation was originally incorporated under the name “American Communities Company,” and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 28, 1936.

B. This Restated Certificate of Incorporation, which amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended, restated and supplemented, was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, restated and supplemented, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is American Water Works Company, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 550,000,000 shares, divided into two classes consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The following is a statement of the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each such class.

B. Preferred Stock. The Board of Directors is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such powers, designations, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Restated Certificate of Incorporation, including, but not limited to, determination of any of the following:

(1) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(2) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(3) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(4) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(5) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(6) whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(8) whether or not the shares of the series will have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights; and

(9) any other terms of the shares of the series.

C. Common Stock.

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

(1) Dividends. As, if and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

(2) Voting Rights. Except as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

(3) Liquidation Rights. The holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation without the assent or vote of the stockholders of the Corporation. The stockholders may, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws by the affirmative vote of the holders of not less than a majority of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

ARTICLE X

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by                         , its President, and attested by                         , its Secretary, on this          day of                             , 2008.

AMERICAN WATER WORKS COMPANY, INC.

by
Name:
Title:

[Corporate Seal]

Attest: